                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No.     9      )*
                                        ------------


                         NATIONAL CITY BANCSHARES, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   635313109
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                                 (CUSIP Number)

                               DECEMBER 31, 1999
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            (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 635313109                    13G
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        THE NATIONAL CITY BANK OF EVANSVILLE (TIN 35-0298512)
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        INDIANA
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    Number of
                           5       Sole Voting Power

      Shares                       968,125.681
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   31,345.650
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        779,250.841
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    121,564.240
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        861,564.240
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)

        SEE NOTE BELOW
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 11     Percent of Class Represented by Amount in Row (9)

        4.9%
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 12     Type of Reporting Person (See Instructions)

        BK
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NOTE TO ITEM 10: 218,655.21 SHARES ARE HELD BY THE BANK IN A FIDUCIARY CAPACITY
BUT EXCLUDED FROM ITEM 9. A PARTY OR PARTIES, OTHER THAN THE BANK, EXERCISES INVESTMENT AUTHORITY FOR THE EXCLUDED SHARES, NOT THE NATIONAL CITY BANK OF EVANSVILLE.